Exhibit 5.1

SCOTT D. OLSON ESQ.
 ATTORNEY AT LAW                                                    274 BROADWAY
                                                            COSTA MESA, CA 92627
                                                                TEL 310.985.1034
                                                                FAX 310.564.1912
                                                          EMAIL SDOESQ@GMAIL.COM
                                                           SKYPE SCOTTDAVIDOLSON
September 30, 2013

Marika, Inc.
2360 CORPORATE CIRCLE, SUITE 400
HENDERSON NV 89074

     Re: Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as special counsel to Marika Inc., a Nevada corporation ("Company") for the limited purpose of rendering this opinion in connection with the proposed issuance and sale of up to 5,000,000 shares of the Company's common stock, par value $0.001 per share ("Shares") pursuant to the Company's Registration Statement on Form S-1 and the prospectus included therein, as amended (collectively the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act").

In connection with this opinion, I have examined and relied upon the Registration Statement, the Company's Articles of Incorporation, its Bylaws, and the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares will be, when sold, validly issued, fully paid and nonassessable.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the Nevada Revised Statutes, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of my name therein and in the related prospectus under the caption "Legal Matters." In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

                                            Very truly yours,


                                            /s/ Scott D. Olson Esq.
                                            ------------------------------------
                                            Scott D. Olson Esq.